UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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IMMUCOR, INC. (Commission File No. 0-14820)
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 15, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders (the “Meeting”) of Immucor, Inc. (the “Company”) will be held on Wednesday, November 15, 2006, at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092 for the following purposes:

1.                To elect seven directors to serve a one-year term;

2.                To transact such other business as properly may come before the Meeting or any adjournment thereof.

Information relating to the above matters is set forth in the Proxy Statement accompanying this Notice. Only holders of record of the Company’s Common Stock at the close of business on September 8, 2006 will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed envelope. If you attend the Meeting, you may, if you wish, revoke your Proxy and vote in person.

By Order of the Board of Directors,
/s/ PATRICK D. WADDY
PATRICK D. WADDY,
Secretary
September 18, 2006

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND THE MEETING AND VOTE IN PERSON.

IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, GA 30091-5625

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
NOVEMBER 15, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Immucor, Inc. (“Immucor” or the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on Wednesday, November 15, 2006, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company.

The Annual Meeting will be held at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092. It is anticipated that this Proxy Statement and the accompanying Proxy will be first mailed to shareholders on or about October 9, 2006. A copy of the Company’s 2006 Annual Report is being mailed to the Company’s shareholders along with this Proxy Statement.

The record date for shareholders entitled to vote at the Meeting is the close of business on Friday, September 8, 2006. As of the close of business on August 31, 2006, the Company had approximately 67,713,696 shares outstanding and eligible to be voted of Common Stock, $0.10 par value (“Common Stock”), with each share entitled to one vote. There are no cumulative voting rights. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum at the Meeting.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•       FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors” on page 3;

In addition, if other matters come before the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. Immucor has not received notice of other matters that may properly be presented at the Meeting. You may revoke your proxy at any time prior to the start of the Meeting by: (1) submitting a later-dated proxy, (2) voting in person at the Meeting, or (3) delivering instructions to the Secretary of the Company at 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

The Meeting will be held if a quorum exists. The presence, in person or by proxy, of shareholders entitled to cast votes for a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the Meeting. For purposes of proposals requiring a plurality or a majority of the votes actually cast at the Meeting, broker non-votes (i.e., shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) and abstentions will be counted only for purposes of determining whether a quorum is present at the Meeting. Therefore, broker non-votes and abstentions will not have any effect on the outcome of the vote for the election of directors. For purposes of proposals requiring the affirmative vote of a majority of the outstanding shares of Common Stock, a broker non-vote or abstention will have the same effect as a vote against the matter being voted upon.

The affirmative vote of a plurality of the shares represented and voted at the Meeting shall be required for the election of directors. Shareholders of the Company do not have any right to cumulate their votes for the election of directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

Election of Directors

At the Meeting, seven directors, constituting the entire board of directors of the Company (the “Board of Directors”), will be elected to hold office until the next annual meeting of shareholders (that is, until the annual meeting of shareholders held in the year 2007), or until their successors are duly elected and qualified or the number of directors is decreased. On September 7, 2006, Edward L. Gallup retired as Chief Executive Officer. He will continue to serve as Chairman of the Board and a director of the Company until immediately after the upcoming annual meeting of shareholders.

Directors will be elected by a plurality of the shares present and voting at the meeting. A plurality means that the seven nominees who receive the largest number of votes are elected as directors. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

The following seven persons were nominated for re-election by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee. All nominees were elected at the 2005 Annual Meeting except for Michael Goldman, who was appointed by the Board of Directors in May 2006. Each of these seven nominees has agreed to be identified in this proxy statement and to serve if elected. The nominees, their ages, the years in which they began serving as directors and their business experience are set forth below. The Board has determined that Messrs. Bowers, Harris, Hoketsu, Rosen and Goldman are each “independent” as defined by the rules of the NASDAQ National Market.

			Director
Name	Age	Position with Company	Since
Roswell S. Bowers	57	Director	2001
Dr. Gioacchino De Chirico	53	Director, President and Chief Executive Officer	1994
Ralph A. Eatz	62	Director and Senior Vice President—Chief Scientific Officer	1982
Michael S. Goldman	45	Director	2006
John A. Harris	55	Director	2003
Hiroshi Hoketsu	65	Director	2005
Joseph E. Rosen	63	Director	1998

Roswell S. Bowers has been a director of the Company since December 2001. Mr. Bowers has extensive experience in the financial services industry. He began his career in 1971 with Citizens & Southern National Bank, a predecessor of NationsBank and Bank of America. He held a variety of leadership positions in commercial, corporate and international banking during his career. He retired from Bank of America in 2001, where his most recent position was Executive Vice President and National Commercial Credit Process Executive. He has served on the Advisory Committee of Alliance Technology Ventures, an early-stage venture capital firm investing in communications technology, internet infrastructure and life science startups. Mr. Bowers is a past member of the Board of Trustees of Egleston Children’s Health Care System, Inc., the Board of Trustees of the Georgia Tech Alumni Association, and

the Board of Directors of the Georgia Tech School of Management and has served on numerous other civic boards and committees.

Dr. Gioacchino De Chirico, a director of the Company since 1994, was elected as Chief Executive Officer of the Company on September 7, 2006 upon Mr. Gallup’s retirement. He has been President of the Company since July 2003 and continues to hold that position. He also served as Chief Executive Officer from April 2004 through October 2004. Prior to assuming his position as President, Dr. De Chirico served as President of Immucor Italia S.p.A., a subsidiary of the Company, from February 1994 through May 1998, then as the Company’s Director of European Operations from May 1998 through July 2003. From 1989 until 1994, Dr. De Chirico was employed by Ortho Diagnostic Systems, Inc. as General Manager, Immunocytometry, with worldwide responsibility. Ortho Diagnostics is a diagnostics subsidiary of Johnson & Johnson that, among other things, produces and distributes blood banking reagents.

Ralph A. Eatz, who has worked in the blood banking reagent field for over 30 years, has been a director of the Company since its founding in 1982. Mr. Eatz served as Vice President—Operations of the Company since its founding until being appointed Senior Vice President—Operations in 1988. In July 2003, Mr. Eatz assumed his present position of Senior Vice President—Chief Scientific Officer.

Michael Goldman has been a director of the Company since May 2006. Since 1989, Mr. Goldman has been a Managing Director and founding principal of TM Capital Corp., an investment bank based in New York and Atlanta which focuses on assisting publicly- and privately-held companies in completing mergers, acquisitions and financings. Mr. Goldman previously served as Vice President of the Mergers & Acquisitions department of Thomson McKinnon Securities Inc., which he had joined in 1983. Mr. Goldman is a member of the board of directors of several privately held companies.

John A. Harris has been a director of the Company since August 2003. He is a retired financial executive. Mr. Harris has extensive health care experience having been in the industry since 1981. He also has extensive financial experience with 24 years as a financial executive. His most recent position was Executive Vice President, Finance and Strategic Planning and Treasurer for the Cerulean Companies/Blue Cross Blue Shield of Georgia, from February 1996 through March 2001, when Cerulean was acquired by Wellpoint Health Networks.

Hiroshi Hoketsu has been a director of the Company since April 2005. Mr. Hoketsu has extensive health care experience having been in the industry since 1967. His most recent position was President of Ortho-Clinical Diagnostics, K.K. in Japan; a responsibility he held from 1981 until his retirement in 2002.

Joseph E. Rosen has been a director of the Company since its founding in 1982 except for a three-year hiatus in 1995-98. He currently is Director—Business Development and Planning for BioLife Plasma Services. On September 7, 2006, Mr. Rosen was also elected by the Board of Directors to serve as Chairman of the Board of Directors upon Mr. Gallup’s retirement after the upcoming annual meeting of shareholders. Previously, Mr. Rosen had been employed in various capacities at Sera-Tec Biologicals since its inception in 1969 and served as its president from 1986 until 2001. Mr. Rosen is currently serving as Chairman of the Board of the PPTA Source, the plasma collection industry trade group, and has been a member of the board of directors of several public and private health care companies. He has over 35 years of experience in the blood banking industry.

Executive Officers

Name	Age	Position with Company	Since
Dr. Gioacchino De Chirico	53	President and Chief Executive Officer	2003	(1)
Ralph A. Eatz	62	Senior Vice President—Chief Scientific Officer	2003
Patrick D. Waddy	49	Vice President—Chief Financial Officer and Secretary	2005
Didier L. Lanson	56	General Manager of European Operations	2003

       (1)  Dr. De Chirico has served as President of the Company since July 2003. He was elected as Chief Executive Officer of the Company on September 7, 2006 upon Mr. Gallup’s retirement.

Biographical information for certain Executive Officers not listed below is described above under “Election of Directors.”

Patrick D. Waddy was appointed Vice President—Interim Chief Financial Officer and Secretary in August 2005, and was confirmed as Chief Financial Officer in December 2005. Previously, he had served as Vice President—Finance since August 2004 and also as the President of Dominion Biologicals, Ltd., a position he has held since the Company’s acquisition of this subsidiary in December 1996. Mr. Waddy is a Chartered Accountant and has more than 18 years of financial management experience.

Didier L. Lanson has been General Manager/Director of European Operations since July 2003. Mr. Lanson served as a director of the Company from October 1989 until July 2003, when he assumed his current position. Between July 2002 and July 2003, he served as a consultant for biotech and software companies. Between November 1999 and April 2002, he served as CEO of GenOdyssee S.A., an early-stage functional genomic company. From September 1992 until March 1999, he served first as Vice President, Europe and then Vice President Global Operations and International Affairs of SyStemix Inc., a Novartis company. SyStemix developed therapeutic products for diseases of the blood and immune system. From 1987 until April 1991, Mr. Lanson was a Director and the President and CEO of Diagnostics Transfusion (“DT”), a French corporation, which develops, manufactures and distributes reagent products.

Dr. De Chirico was Chief Executive Officer from April-October 2004, but relinquished that position pending the Board’s review of payments made during his tenure as President of Immucor’s Italian subsidiary. As reported in the Company’s Annual Report on Form 10-K, there are currently pending legal proceedings in Italy against the Company and Dr. De Chirico, and a related SEC investigation, centered on payments by several companies, including Immucor, to certain Italian physicians allegedly in exchange for favorable contract awards by their hospitals. A preliminary hearing in Italy has been set for October 10, 2006, and the Company intends to seek to settle the Italian proceeding before the hearing. However, Dr. De Chirico has indicated he intends to contest any charges against him, and such proceedings and related appeals could continue for an extended period of time. Both the Company and Dr. De Chirico intend to seek to settle the SEC investigation in the near term.

There are no family relationships among any of the directors or executive officers of the Company.

For information concerning the number of shares of the Company’s Common Stock held by each nominee, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION
OF EACH OF THE NOMINEES WHOSE NAME APPEARS ABOVE AND PROXIES
EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY
INSTRUCTIONS ARE INDICATED THEREON.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock of Immucor beneficially owned by (i) each director, (ii) each executive officer of the Company listed in the Summary Compensation Table in this Proxy statement, (iii) each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and (iv) all of the executive officers and directors of the Company as a group. The information provided is as of September 8, 2006 except where indicated.

Name of Beneficial Owner (and address for those owning more than five percent)	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Roswell S. Bowers	113,344	(2)	*
Dr. Gioacchino De Chirico	557,895	(3)	*
Ralph A. Eatz	1,406,072	(4)	2.0%
Edward L. Gallup	1,060,130	(5)	1.5%
Michael S. Goldman	845	(6)	*
John A. Harris	71,578	(7)	*
Hiroshi Hoketsu	57,095	(8)	*
Didier L. Lanson	48,640	(9)	*
Joseph E. Rosen	93,218	(10)	*
Patrick D. Waddy	77,665	(11)	*
Baron Capital Group, Inc.	3,809,550	(12)	5.6%
Westfield Capital Management Co. LLC	3,749,175	(13)	5.5%
EARNEST Partners, LLC	3,617,080	(14)	5.3%
All directors and executive officers as a group (ten persons)	3,486,482		5.0%

                 *  Represents less than one percent of the Company’s outstanding Common Stock

       (1)  A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children. Amounts include shares of our common stock, including restricted shares, both vested and unvested, which have voting rights.

       (2)  Includes options to purchase 61,875 shares at $0.99, options to purchase 12,656 shares at $6.12 and 845 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

       (3)  Includes options to purchase 88,593 shares at $1.28, options to purchase 37,968 shares at $1.24, options to purchase 379,687 shares at $0.89, options to purchase 42,187 shares at $6.12, and 9,460 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

       (4)  Includes options to purchase 31,893 shares at $1.28, options to purchase 417,655 shares at $1.24, options to purchase 379,687 shares at $0.89, options to purchase 42,187 shares at $6.12, and 8,595 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

       (5)  Includes options to purchase 189,843 shares at $1.28, options to purchase 113,905 shares at $1.24, options to purchase 379,687 shares at $0.89, options to purchase 84,375 shares at $6.12, options to purchase 26,568 shares at $17.51 and 8,860 shares of restricted stock that vested on September 7, 2006, the date he retired.

       (6)  Represents 845 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

       (7)  Includes options to purchase 56,952 shares at $4.51, options to purchase 12,656 shares at $6.12 and 845 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

       (8)  Includes 845 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

       (9)  Includes options to purchase 25,312 shares at $4.15, options to purchase 21,093 shares at $6.12 and 2,235 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

(10)  Includes options to purchase 75,937 shares at $0.89, options to purchase 12,656 shares at $6.12, and 845 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

(11)  Includes options to purchase 8,477 shares at $0.89, options to purchase 14,512 shares at $6.12 and 2,600 shares of restricted stock that vests at 20% per year on June 6 of each of the next five years.

(12)  Based on information contained in a Schedule 13G that Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153, filed with the SEC on February 14, 2006. The filing indicated that as of December 31, 2005, Baron Capital Group, consisting of Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Baron Small Cap Fund and Ronald Baron, had shared investment power and shared voting power for 3,809,550 shares, adjusted for the April 2006 three-for-two stock split.

(13)  Based on information contained in a Schedule 13G that Westfield Capital Management Company, LLC, One Financial Center, 24th Floor Boston, MA 02111-2690, filed with the SEC on February 13, 2006. The filing indicated that Westfield Capital Management Company, LLC had sole investment power for 3,749,175 shares and sole voting power for 2,559,975 shares. Both shares numbers are adjusted for the April 2006 three-for-two stock split.

(14)  Based on information contained in a Schedule 13G that EARNEST Partners, LLC, 75 Fourteenth Street, Suite 2300 , Atlanta, Georgia 30309, filed with the SEC on February 14, 2006. The filing indicated that EARNEST Partners, LLC had sole investment power for 3,617,080 shares, sole voting power for 1,558,771, and shared voting power for 799,153 shares. The share numbers are adjusted for the April 2006 three-for-two stock split.

CORPORATE GOVERNANCE AND BOARD OF DIRECTOR
COMPENSATION, MEETINGS AND COMMITTEES

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company’s Bylaws. During the fiscal year ended May 31, 2006, the Board of Directors met ten times. Each Director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

The Audit Committee is responsible for reviewing the Company’s financial statements with management and the independent registered public accounting firm prior to the publication of such statements, the selection and oversight of the Company’s independent registered public accounting firm, and the oversight of the Company’s internal control over financial reporting. Messrs. Bowers, Harris and Rosen comprised the Company’s Audit Committee during the fiscal year ended May 31, 2006. The Board has determined that Mr. Harris is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. Each member who served on the Audit Committee during the fiscal year ended May 31, 2006 is “independent” as defined by the standards of the NASDAQ National Market applicable to audit committee members. The Audit Committee performs its duties pursuant to a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee met nine times in the fiscal year ended May 31, 2006.

The Compensation Committee has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Compensation Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans. Messrs. Bowers, Rosen and Hoketsu were members of the Compensation Committee during the fiscal year ended May 31, 2006. Mr. Hoketsu became a member in September 2005. The Compensation Committee met ten times in the fiscal year ended May 31, 2006.

The Board of Directors established a Corporate Governance and Nominating Committee in July 2004. The Corporate Governance and Nominating Committee is responsible for recommending to the full Board of Directors candidates for election to the Board, reviewing periodically the composition and structure of the Board, monitoring Board effectiveness, and for developing and overseeing the Company’s corporate governance guidelines. The Corporate Governance and Nominating Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders. The Committee has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director. It is the intent of the Committee to review from time to time the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the Company at a given time. Given the current composition, stability and size of the Board of Directors and the Company, the fact that the director nominees are standing for re-election (with the exception of Mr. Goldman, who was appointed in May 2006 by the Board of Directors) and the fact that the Committee has received no nominee candidates from shareholders, the Committee has not considered other candidates for election at the upcoming annual meeting of shareholders. Shareholders wishing to nominate a candidate for consideration at the annual meeting of shareholders in 2007 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company and be received not less than 60 days prior to the date that corresponds to the date of the Company’s proxy materials for the 2006 annual meeting. The Committee will evaluate any such nominees in a manner similar to that for all director nominees. The Corporate Governance and Nominating Committee consists of Messrs. Harris and Rosen, both of whom are “independent” as defined by the standards of the NASDAQ National Market applicable to nominating committee members. The Board of Directors appointed Mr. Rosen as a member of the Corporate Governance and Nominating Committee on December 13, 2005. The Corporate Governance and Nominating Committee met twice during the fiscal year ended May 31, 2006.

Shareholder Communications with the Board

Shareholders wishing to communicate with members of the Board of Directors or with a committee of the Board of Directors may send an email to boardofdirectors@immucor.com, indicating to which director or directors the email should be directed. Alternatively, shareholders may send a letter to the Secretary of the Company with instructions as to which committee(s) or director(s) is to receive the communication. The Company’s Secretary will forward the written communication to each member of the Board of Directors identified by the security holder or, if no individual director is identified, to all members of the Board of Directors.

Director Attendance at Annual Meetings of Shareholders

The Company’s policy is to request that each director attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2005 Annual Meeting of Shareholders.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP (“Grant Thornton”), the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments on the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with Grant Thornton their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal audit representatives and Grant Thornton the overall scope and plans for their respective audits. The Audit Committee met with the internal audit representatives and Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2006 for filing with the Securities and Exchange Commission.

Roswell S. Bowers, Chair
John A. Harris
Joseph E. Rosen

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has responsibility over all matters relating to executive compensation. The Compensation Committee determines the annual compensation of the Company’s executive officers, including all stock option and other equity incentive awards. Messrs. Bowers, Rosen and Hoketsu were members of the Compensation Committee during the fiscal year ended May 31, 2006, as was Dr. Mark Kishel prior to his resignation from the Board in August 2005. Mr. Hoketsu became a member in September 2005. At the request of the Board of Directors, the Company’s Chief Financial Officer and Vice President of Human Resources attend meetings of the Compensation Committee, although they do not participate in deliberations. None of Messrs. Bowers, Rosen, Hoketsu or Dr. Kishel is, nor have ever been, officers or employees of the Company.

During the last fiscal year, no executive officer of the Company served either as: (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Executive Compensation

The following table sets forth the compensation earned by each of the Company’s executive officers for services rendered in all capacities to the Company for the last three fiscal years.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
		Annual Compensation			Securities
				Other annual	underlying	All other
		Salary		compensation	Options/SARs	compensation
Name and principle position	Year	(1)	Bonus	(2)	(3)	(4)
Edward L. Gallup(5)	2006	$368,528	$—	$—	$—	$34,008
Chairman of the Board and	2005	350,844	—	—	—	33,240
former Chief Executive Officer	2004	329,500	—	—	84,375	26,950
Dr. Gioacchino De Chirico(5)	2006	404,384	—	—	—	32,004
President and Chief Executive	2005	387,325	—	—	—	32,004
Officer	2004	310,049	—	34,600	84,375	16,002
Ralph A. Eatz	2006	369,099	—	—	—	26,983
Senior Vice President—Chief	2005	348,851	—	—	—	24,568
Scientic Officer	2004	325,740	—	—	84,375	24,568
Patrick D. Waddy(6)	2006	242,288	—	—	15,000	—
Vice President—Chief	2005	—	—	—	—	—
Financial Officer	2004	—	—	—	—	—
Didier L Lanson	2006	109,200	30,856	132,446	—	15,031
General Manager—European	2005	104,000	33,872	132,131	—	19,964
Operations	2004	100,000	—	78,848	143,437	10,150
Steven C. Ramsey(7)	2006	71,094	—	—	—	482,500
Former Vice President—Chief	2005	258,887	—	—	—	2,500
Financial Officer	2004	244,383	—	—	33,894	2,500

(1)   Includes 401(k) retirement plan contributions as follows: For 2006—for Dr. De Chirico and Messrs. Eatz, Waddy and Ramsey of $10,896, $11,566, $4,400 and $2,500, respectively. For 2005—for Dr. De Chirico and Messrs. Eatz and Ramsey of $12,293, $8,803 and $8,570, respectively. For 2004—for Dr. De Chirico and Messrs. Eatz and Ramsey of $399, $6,379 and $7,118, respectively.

(2)   Includes $25,000 paid as relocation assistance to Dr. De Chirico in fiscal year 2004, and payments to Mr. Lanson in the amounts of $132,446, $132,131 and $78,848 in fiscal year 2006, 2005 and 2004, respectively for his service as a member of the Board of Directors of Immucor Italia S.p.A. (the Company’s Italian subsidiary).

(3)   Represents stock options granted, adjusted for stock splits.

(4)   Includes $480,000 termination benefits paid to Mr. Ramsey in fiscal year 2006. Also includes the value of life insurance premiums as follows: For 2006—for Dr. De Chirico and Messrs. Gallup, Eatz, Lanson and Ramsey life insurance premiums of $32,004, $34,008, $26,983, $1,262 and $2,500, respectively. For 2005—for Dr. De Chirico and Messrs. Gallup, Eatz, Lanson and Ramsey life insurance premiums of $32,004, $33,240, $24,568, $2,537 and $2,500, respectively. For 2004—for Dr. De Chirico and Messrs. Gallup, Eatz, Lanson and Ramsey life insurance premiums of $16,002, $26,950, $24,568, $1,892 and $2,500, respectively. Also includes contributions to a French retirement plan for Mr. Lanson of $13,769, $17,427, and $8,258 in fiscal year 2006, 2005 and 2004, respectively.

(5)   On September 7, 2006, Mr. Gallup retired as Chief Executive Officer of the Company and Dr. De Chirico was elected to that office.

(6)   Mr. Waddy was appointed Vice President—Interim Chief Financial Officer and Secretary in August 2005, and was confirmed as Chief Financial Officer in December 2005.

(7)   Mr. Ramsey resigned as the Company’s Vice President—Chief Financial Officer and Secretary in August 2005.

Option Grants

The table below presents information concerning option grants during the past fiscal year to each of the individuals listed in the Summary Compensation Table.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

	Number of	Percent of total
	securities	Options/SARs			Grant date
	underlying	granted to	Exercise or		present
	Options/SARs	employees in	base price	Expiration	value ($)
Name	granted (#)	fiscal year	($/sh)	date	(2)
Edward L. Gallup	—	—	—	—	—
Dr. Gioacchino De Chirico	—	—	—	—	—
Ralph A. Eatz	—	—	—	—	—
Patrick D. Waddy(1)	15,000	10.1%	$17.79	1/18/2016	$195,135
Didier L. Lanson	—	—	—	—	—
Steven C. Ramsey	—	—	—	—	—

(1)   Granted on January 18, 2006 at an exercise price equal to the closing market price on the business day immediately prior to the grant date. These options vest and become fully exercisable 50% at the end of two years, 25% at the end of three years, and 25% at the end of four years and expire after 10 years.

(2)   The estimated grant date fair value reflected in the above table is determined pursuant to SEC regulations using the Black-Scholes model, which is the method of option valuation used for the Company’s financial reporting purposes. Other valid methods of estimating the fair values of stock options may yield significantly different results. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following (a) exercise price of the options equal to the fair market value of the underlying stock on the date of grant; (b) expected option life of eight years, based on vesting schedules; (c) dividend yield of 0.00%; (d) risk-free interest rate of 4.30%; and (e) expected volatility of 68.1%.

Option Holdings

The table below presents information concerning option exercises during the past fiscal year and the value of unexercised options held as of the end of the fiscal year by each of the individuals listed in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at May 31, 2006		May 31, 2006(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward L. Gallup	—	$—	725,622	42,188	$12,213,570	$508,998
Dr. Gioacchino De Chirico	—	—	548,435	42,188	9,215,186	508,787
Ralph A. Eatz	—	—	871,422	42,188	14,690,469	508,998
Patrick D. Waddy	48,475	714,779	22,989	29,513	321,663	179,494
Didier Lanson	88,594	1,290,620	21,093	71,719	254,487	964,920

(1)          Based on the amount that the closing price as reported by NASDAQ exceeds the exercise price for the Common Stock at the end of the fiscal year. The closing price on May 31, 2006 was $18.18 per share.

Employment Contracts, Termination of Employment and Change of Control Arrangements

The Company has written employment agreements with its five named executive officers, Dr. De Chirico and Messrs. Gallup, Eatz, Waddy and Lanson.

The agreement with Dr. De Chirico was entered into on December 1, 2003, and amended May 1, 2004. The term of the employment agreement is through November 30, 2008, and will renew for an additional period of five years unless terminated sooner or unless either party gives notice of non-renewal. If the Company terminates Dr. De Chirico’s employment without cause, then he would continue to be compensated at a rate equal to his average annual compensation for the remainder of the agreement term, as renewed. “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude. On September 7, 2006, upon Mr. Gallup’s retirement as Chief Executive Officer of the Company and Dr. De Chirico’s election to that position, the Company, with the approval of the Compensation Committee, increased Dr. De Chirico’s annual base salary from $473,000 to $520,000. If Dr. De Chirico terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to two times his average annual compensation, plus certain additional amounts if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance. If there is a change of control (whether or not Dr. De Chirico’s employment terminates), all of his stock options granted under the Company’s 1990 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Option Plan, and 2003 Stock Option Plan will immediately vest and become exercisable in full for the remainder of the terms of those options.

The Company entered into an employment agreement with Mr. Eatz on May 1, 2004 and amended it on May 22, 2006. The agreement is for a term ending May 31, 2008, unless terminated sooner. The agreement provides base salary for Mr. Eatz of $376,000 at June 1, 2006. If the Company terminates the employment of Mr. Eatz without cause (as defined above), then Mr. Eatz would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the two year period, and such amounts would be paid over such period of time rather than in a lump sum. If there is a change of control of the Company, and Mr. Eatz terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Eatz a lump sum equal to five times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code. If Mr. Eatz’s employment terminates for any reason other than for Cause, or if there is a change of control (whether or not his employment terminates), all of his stock options granted through April 30, 2006, will immediately vest and become exercisable in full for the remainder of the terms of those options. This does not apply to stock options granted after that date, and the terms of such options are governed by the Company’s 2005 Long-Term Incentive Plan and any written agreement between the Company and Mr. Eatz entered into under that Plan. Mr. Eatz is required under his agreement to work a minimum of one-half of a normal work schedule.

The Company entered into an employment agreement with Mr. Lanson on July 28, 2003. This agreement is for a one-year term and automatically renews for additional one-year terms, unless terminated sooner. The agreement currently provides a base salary for Mr. Lanson of $109,200. If the Company terminates his employment without cause (as defined above), then he would continue to be compensated at a rate equal to his average annual compensation for the remaining term of the agreement. If Mr. Lanson terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay Mr. Lanson a lump sum equal to two times his average annual compensation, and he may also be entitled to outplacement assistance. If there is a change of control (whether or not Mr. Lanson’s employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options. Mr. Lanson also receives €109,200 (approximately $130,000) annually for his service as President of the Board of Directors of Immucor Italia S.p.A. (the Company’s Italian subsidiary). There is no contract associated with this arrangement.

The Company entered into an employment agreement with Mr. Waddy on October 13, 1998. This agreement is for a one-year term and automatically renews for additional one-year terms, unless terminated sooner. The agreement currently provides a base salary for Mr. Waddy of $278,200. If the Company terminates his employment without cause (as defined above), then he would continue to be compensated at a rate equal to his average annual compensation for the remaining term of the agreement. If Mr. Waddy terminates his own employment within 60 days after a change of control, or if the Company terminates his employment after a change of control, the Company must pay Mr. Waddy a lump sum equal to two times his average annual compensation, and he may also be entitled to outplacement assistance. If there is a change of control (whether or not Mr. Waddy’s employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options.

On September 7, 2006, the Company and Edward L. Gallup amended his employment agreement dated May 1, 2004, as previously amended May 22, 2006, in connection with his retirement from the positions of Chief Executive Officer, Chairman of the Board and director of the Company. Mr. Gallup will be employed by the Company through January 31, 2007, unless sooner terminated by death or complete disability, for cause (defined generally to include dishonesty, defalcation and moral turpitude) or at his election. Mr. Gallup will continue to receive his current base salary of $387,000, together with his current benefits, through January 31, 2007. After that date, Mr. Gallup will receive, for the rest of his life, medical benefits substantially equivalent to what the Company provides to its executives, to be coordinated with Mr. Gallup’s Medicare benefits and subject to his paying the portion of the premiums paid by executives. If Mr. Gallup terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to five times his average annual compensation, plus certain additional amounts if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code. Also, upon a change of control, or if Mr. Gallup’s employment terminates for any reason other than for cause, all of his stock options granted through April 30, 2006, will immediately vest and become exercisable in full for the remainder of the terms of those options. This does not apply to stock options granted after that date, and the terms of such options are governed by the Company’s 2005 Long-Term Incentive Plan and any written agreement between the Company and Mr. Gallup entered into under that Plan. Under the amended employment agreement, Mr. Gallup is required to work not more than 20 hours a week.

The Company’s agreement to compensate these executives in connection with a change of control is designed to secure for the Company such executives’ time and attention to help negotiate the best deal for the Company and its shareholders in the event of a change of control without such executives being distracted by the effects of such change of control upon their own financial interests. All of these agreements contain covenants prohibiting these executives from disclosing confidential information and from competing with the Company, both during and for specified periods after the termination of employment.

The Company entered into an employment agreement with Steven C. Ramsey, the Company’s former Chief Financial Officer, on October 13, 1998. On August 24, 2005, Mr. Ramsey resigned and his employment agreement was terminated.

Certain Relationships and Related Transactions

Michael S. Goldman joined the Company’s Board of Directors effective May 15, 2006. Mr. Goldman is a Managing Director and founding principal of TM Capital Corp., a New York and Atlanta based investment bank which has represented the Company in a number of financial transactions prior to Mr. Goldman becoming a director of the Company. The Company paid TM Capital Corp. fees totaling $470,000 in fiscal year 2006 for services in connection with the Company’s acquisition of Immucor-Kainos, Inc. in Japan.

Compensation Committee Report

Executive Officer Compensation

The Compensation Committee has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Compensation Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans. Messrs. Bowers and Rosen were members of the Compensation Committee during the fiscal year ended May 31, 2006, as was Dr. Mark Kishel prior to his resignation from the Board in August 2005. Mr. Hoketsu became a member in September 2005. Mr. Rosen became Chairman of the committee upon Dr. Kishel’s resignation. The Compensation Committee believes the Board must act on the shareholders’ behalf when establishing executive compensation programs, and the Compensation Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company’s overall long-term success. As a result, the Compensation Committee develops a base salary, bonus incentive, and other long-term incentive compensation plans for its executive officers.

Base Salary.   The base salaries for the executive officers are governed by the terms of their employment agreements. See “Employment Contracts, Termination of Employment and Change of Control Arrangements” above. The employment agreements contain the general terms of each officer’s employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers’ ability to receive additional compensation from the Company, whether in the form of base salary, bonus, stock options or otherwise. In determining whether the base salaries of the executive officers should be increased, the Compensation Committee considers numerous factors, including the qualifications of the executive officer and the amount of relevant individual experience the executive officer brings to the Company, the financial condition and results of operations of the Company, and the compensation necessary to attract and retain qualified management.

The Compensation Committee awarded an average five percent (5%) merit increase in the base salaries of all executive officers in June 2005. The Compensation Committee awarded an average five percent (5%) merit increase in the base salaries of all executive officers except for Dr. De Chirico in June 2004. Dr. De Chirico was not eligible for a merit increase in June 2004 as he had already received an increase within the twelve months prior to June 2004. The Compensation Committee awarded a three percent (3%) merit increase in the base salaries of the executive officers in December 2003.

Incentive Bonus.   For fiscal year 2006, the Compensation Committee approved a bonus plan under which executive officers would receive an incentive bonus equal to a percentage of their base salary if the Company met an overall net income target. Under the bonus plan, executive officers would receive a bonus from 25% to 75% of their base salary if the Company’s net income target was met or exceeded by as much as 20%. The net income target was not met and no incentive bonus was paid for the fiscal year 2006.

Long-Term Incentives.   Currently, Immucor, Inc. 2005 Long-Term Incentive Plan, approved by the Company’s shareholders at the Company’s 2005 annual meeting, is the primary long-term incentive plan for executive officers and other key employees. The new Plan makes available to the Compensation Committee a range of other long-term incentives besides stock options, including SARs, restricted stock, deferred stock, and stock-based and cash-based long-term performance awards. The Compensation Committee reviews the financial performance of the Company, such as increases in income from operations and earnings per share, in determining whether awards should be granted, the type and number of awards to be granted, and the number of options and other awards that can be granted to executive officers as a group. The Compensation Committee then determines the type and number of awards to be granted to individual executive officers. In this way, the long-term compensation of executive officers and other key employees is aligned with the interests of the Company’s shareholders. As a result, each key individual is provided a significant incentive to manage the Company’s performance from the perspective of an owner of the business with an equity stake. The number of shares subject to each option grant is based upon the executive officer’s tenure, level of responsibilities and position within the Company. Stock options are granted at market price and will only increase in value if the Company’s stock price increases. In addition, all stock option grants require various periods of minimum employment beyond the date of the grant in order to exercise the option.

Chief Executive Officer Compensation

In establishing the compensation of Mr. Gallup, including his base salary, stock options, and share of any bonus pool, the Compensation Committee considered the Company’s short-term and long-term goals, past compensation practices, comparative peer data and competitive market guidelines for the position, taking into account that Mr. Gallup was one of the founders of the Company, has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since 1982, and has worked in the blood banking business for over 35 years. On September 7, 2006, Mr. Gallup retired as Chief Executive Officer of the Company and Dr. De Chirico was elected to that office. The Compensation Committee believes the salary paid to Mr. Gallup during fiscal year 2006 was adequate and ensured that his interests were aligned with those of the Company and its shareholders. No bonus was earned by, or options granted to, Mr. Gallup for fiscal year 2006.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits, with certain exceptions, the Company’s corporate tax deduction for compensation paid to certain officers of the Company to no more than $1,000,000 per executive per year. Given the current level of compensation paid to the executive officers of the Company, the limitations of Section 162(m) do not apply to the Company.

Joseph E. Rosen, Chair
Roswell S. Bowers
Hiroshi Hoketsu

Performance Graph

The following performance graph compares the cumulative total shareholder return on an investment of $100 in the Common Stock of the Company for the last five fiscal years with the total return of the S & P 500 and a Peer Group Index for the Company’s last five fiscal years. With the acquisition of Gamma Biologicals, Inc. during fiscal year ended May 31, 1999, the only other public company engaged in the blood bank reagent business is Johnson & Johnson through its Ortho-Clinical Diagnostics business unit. Due to the size and diversity of Johnson and Johnson, the Company does not believe it to be a true peer. For this reason, the Peer Group Index includes Xtrana, Inc., Biosite, Inc., and Meridian Bioscience, Inc., which the Company considers peers because they are medical technology companies without large pharmaceutical operations.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG IMMUCOR, INC., THE S & P 500 INDEX
AND A PEER GROUP

* $100 invested on 5/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending May 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Compensation of Directors

Members of the Board of Directors, who are not also executive officers of the Company, receive an annual retainer of $25,000, $2,500 per meeting, and are reimbursed for all travel expenses to and from meetings of the Board. The Audit Committee Chair is paid an additional $15,000 annual retainer and the other Audit Committee members are each paid an additional $10,000 annual retainer; the Compensation Committee Chair and the Corporate Governance and Nominating Committee Chair are each paid an additional $10,000 annual retainer, and the other members of these two Committees are each paid an additional $5,000 annual retainer. This fee structure became effective on June 1, 2006. In fiscal year 2006, members of the Board of Directors received an annual retainer of $15,000, and except for the members of the Audit Committee, members of other committees did not receive compensation for committee meetings attended. In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company’s Common Stock upon their election as a director at the stock’s then current fair market value. Stock options to purchase 8,500 shares at a price of $19.39 were granted to Mr. Goldman upon his appointment to the Board of Directors in fiscal 2006. Each director may also receive grants under the Company’s 2005 Long-Term Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission (“SEC”) thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended May 31, 2006, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company’s Common Stock were met, except that (i) Mr. Waddy was late in filing Form 4 for options granted to him to acquire 15,000 shares, and (ii) Mr. Lanson was late in filing Form 4 for three transactions in which he exercised options to acquire and simultaneously sell shares aggregating to 88,594 shares.

Independent Registered Public Accounting Firm

On December 1, 2005, the Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2006. Also on December 1, 2005, the Audit Committee dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm. The Company has not yet engaged an independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending May 31, 2007 because such engagement generally does not occur until later in the Company’s fiscal year.

Ernst & Young’s audit reports on the Company’s consolidated financial statements for the fiscal years ended May 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended May 31, 2005 and 2004 and through December 1, 2005, there were no disagreements between the Company and Ernst & Young on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with Ernst & Young’s report on the Company’s consolidated financial statements for the relevant year. Except as noted in the following sentence, during the Company’s fiscal years ended May 31, 2005 and 2004 and through December 1, 2005, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). As described more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005, Ernst & Young’s report on the Company’s internal control over financial reporting indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses identified in management’s assessment of internal control over financial reporting:

•       As of May 31, 2005, material weaknesses existed related to ineffective controls over the Company’s revenue recognition and billing processes resulting from: the lack of controls over the review of all arrangement documentation in order to properly record revenue, the lack of controls over ensuring that all arrangement terms and conditions are known for proper revenue recognition evaluation, and the lack of personnel with sufficient skills and experience to properly record revenue from multi element arrangements. As a result of these control deficiencies, management recorded material adjustments to the revenue, accounts receivable and deferred revenue accounts during the fiscal year ended May 31, 2005. These control deficiencies could result in misstatements of revenue, accounts receivable and deferred revenue balances that would result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected.

•       As of May 31, 2005, material weaknesses existed related to the Company’s financial statement close process resulting from: the lack of adequate processes, controls, review and approval procedures to ensure that financial statements and disclosures generated for external purposes are prepared in accordance with U.S. generally accepted accounting principles, the lack of personnel with sufficient skills and experience to properly analyze certain technical accounting issues in accordance with U.S. generally accepted accounting principles, and the lack of adequate policies and procedures in certain international locations with respect to preparing journal entries and reconciling certain significant accounts. As a result of these control deficiencies, management recorded material adjustments to the financial statements during the fiscal year ended May 31, 2005. These control deficiencies related to the financial statement close process affect all of the Company’s significant accounts. These control deficiencies could result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected.

The Audit Committee has discussed with Ernst & Young the subject matter of the material weaknesses described above. The Company has authorized Ernst & Young to fully respond to any inquiries of the Company’s newly appointed independent registered public accounting firm, including inquiries regarding the material weaknesses described above.

Representatives of Grant Thornton are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company has not yet selected anyone to act as the Company’s independent registered public accounting firm for its fiscal year ending May 31, 2007.

Audit Fees

Fees for audit services totaled approximately $1,763,918 billed by Grant Thornton and $2,564,282 billed by Ernst & Young for the fiscal years ended May 31, 2006 and 2005, respectively. These amounts included fees associated with the annual audit, the Sarbanes-Oxley 404 Section attestation, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, and other SEC filings and audit consultations. Audit fees of $1,692,019 for the fiscal year 2006 excludes $142,376 billed by Ernst & Young for the review of Form 10-Q for the fiscal 2006 first quarter.

Audit-Related Fees

Fees for audit-related services totaled approximately $47,589 billed by Grant Thornton and $42,338 billed by Ernst & Young during the fiscal years ended May 31, 2006 and 2005, respectively. Audit-related services principally represent fees for employee benefit plan audits.

Tax Fees

During fiscal year ended May 31, 2005, fees for tax services, including tax compliance, tax advice and tax planning services, totaled approximately $61,928 and were offset by credits totaling approximately $109,864 primarily relating to fees for tax planning services during the fiscal year ended May 31, 2004. No fees were billed by Grant Thornton or Ernst & Young for tax services in the fiscal year ended May 31, 2006.

All Other Fees

Fees for all other services not included above totaled approximately $201,513 and $16,320 billed by Ernst & Young during the fiscal years ended May 31, 2006 and May 31, 2005, respectively. In fiscal year 2006, fees amounting to $185,013 were billed by Ernst & Young for assistance provided by them in connection with an internal investigation of the Company’s Italian subsidiary, and $16,500 was billed by them for assistance provided for SEC filings and accounting issues. The fees billed in fiscal year 2005 related to online research services and litigation assistance.

The Audit Committee considered whether the provision of these non-audit services by Ernst & Young was compatible with maintaining the independence of Ernst & Young LLP and concluded that such independence has been maintained.

Policy for Pre-Approval of Independent Registered Public Accounting Firm

The Company’s Audit Committee has adopted a pre-approval policy regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company. This policy is attached hereto as Appendix A.

Shareholder Proposals

Immucor’s shareholders may submit proposals that they believe should be voted on at the annual meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in Immucor’s 2007 proxy statement. Immucor must receive all such submissions no later than June 11, 2007. Alternatively, under Immucor’s Bylaws, if a shareholder does not wish to include a proposal or a nomination for the 2007 annual shareholders’ meeting in Immucor’s proxy statement, the shareholder may submit the proposal or nomination not less than 60 days prior to the date that corresponds to the date of the Company’s proxy materials for the 2006 annual meeting. For Immucor’s 2007 annual meeting, Immucor must receive such proposals and nominations no later than July 20, 2007. Management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to any proposal intended to be presented by a shareholder at the 2006 annual meeting for which the shareholder did not timely seek inclusion in the Company’s Proxy Statement and form of Proxy for that meeting and which was not received by the Company by September 12, 2006.

Shareholders of the Company may submit candidates for nomination to the Board of Directors to the Company’s Corporate Governance and Nominating Committee. See “Board Meetings and Committees” above for the procedures for submitting such candidates.

Shareholders wishing to communicate with the Company’s Board of Directors or any members or committees thereof should follow the procedures described in “Shareholder Communications with the Board” above.

Miscellaneous

The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service.

The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2006, including financial statements and schedules thereto, to any holder of record or beneficial owner of its Common Stock as of the close of business on September 8, 2006, who requests a copy of such report. Any request for the Form 10-K should be made in writing and addressed to: Patrick D. Waddy, Vice President—Chief Financial Officer and Secretary, Immucor, Inc., 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

By Order of the Board of Directors
/s/ PATRICK D. WADDY
PATRICK D. WADDY,
Secretary
September 18, 2006

Appendix A

Immucor, Inc. Audit Committee

Policy for Pre-Approval of Independent Registered Public Accounting Firm Services

Adopted November 9, 2004

Background

Under Section 202 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm (the “Independent Registered Public Accounting Firm”), and any other audit services provided to the Company to assure that the provision of such services does not impair the Independent Registered Public Accounting Firm’s independence. In accordance with the Act and the final rules promulgated by the Securities and Exchange Commission under the Act, the Audit Committee adopts the following pre-approval policy (the “Policy”).

The general standard underlying this Policy shall be that an Independent Registered Public Accounting Firm shall not be deemed independent if the Audit Committee determines that a reasonable investor with knowledge of all relevant facts and circumstances would conclude that the Independent Registered Public Accounting Firm is not capable of exercising objective and impartial judgment on all issues encompassed within the Independent Registered Public Accounting Firm’s engagement. In determining whether a service is permitted under this Policy, the Audit Committee will consider all relevant circumstances, including whether the provision of the service (a) creates a mutual or conflicting interest between the Independent Registered Public Accounting Firm and the Company; (b) places the Independent Registered Public Accounting Firm in a position of auditing its own work; (c) results in the Independent Registered Public Accounting Firm acting as management or an employee of the Company; or (d) places the Independent Registered Public Accounting Firm in a position of being an advocate for the Company.

Pre-Approval Requirements

Any service to be provided by the Independent Registered Public Accounting Firm, including audit related and non-audit services to be provided by the Independent Registered Public Accounting Firm, must be pre-approved in accordance with this Policy. The Audit Committee will annually review and pre-approve the services that may be provided by the Independent Registered Public Accounting Firm to the Company and its subsidiaries and the related estimated costs.

Any audit service provided by any firm other than the Independent Registered Public Accounting Firm must also be pre-approved in accordance with this Policy. This requirement applies to statutory registered public accounting firms for foreign subsidiaries of the Company. Fees for services for foreign subsidiaries of the Company may be denominated in U.S. dollars but paid in another currency and may be subject to foreign exchange rate fluctuations. Variances from estimated amounts arising as a result of changes in foreign currency exchange rates from the time of preparation of the relevant approval request will not be considered to be variances from the budgeted amount and payment of the related invoices will not require a subsequent approval.

Pre-Approval Procedures

Appendix A-1 attached hereto sets forth specific services that the Audit Committee may engage the Independent Registered Public Accounting Firm to undertake in addition to the annual audit services engagement (“permitted services”). The Audit Committee will revise the list of permitted services from time to time; provided however, the Audit Committee shall not add any non-audit services that would disqualify the Independent Registered Public Accounting Firm as being independent under Rule 2-01 of Regulation S-X.

A-1

The Audit Committee shall review and pre-approve the annual services engagement. In addition, the Audit Committee may pre-approve other services from the list of specific permitted services, and estimated costs for each such service, prior to the provision of such services or incurring fees for such services. Any proposed services exceeding the pre-approved amount after the engagement has commenced by the greater of $10,000 or 5 percent of the pre-approved amount will require additional pre-approval in accordance with the Policy prior to the provision of such services. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. The term of any pre-approval will be for a designated fiscal year, unless the Audit Committee specifically provided for a different period.

Any service that is not pre-approved shall be approved on a case-by-case basis by the Audit Committee or the Chair of the Audit Committee (the “Chair”) prior to the provision of such services or incurring fees for such services. Any such pre-approval by the Chair shall be disclosed to the full Audit Committee at its next meeting.

When the Audit Committee or the Chair pre-approves a service provided by the Independent Registered Public Accounting Firm or an audit service provided by another firm, the description of the service must be detailed as to the particular services to be provided and must be accompanied by detailed backup documentation regarding the specific services to be provided, including estimated costs. In addition, the description of the service must be sufficient to ensure that the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the Independent Registered Public Accounting Firm’s independence. The Independent Registered Public Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this Policy, and the fees for the services performed to date.

Notification of Failure to Obtain Pre-Approval

Promptly after discovering that services were provided in violation of the Policy, the Company’s Chief Financial Officer shall notify the Chair, and the Company shall disclose the violation to the full Audit Committee at its next meeting.

Delegation

Pre-approval authority has been delegated to the Chair, provided that if the Chair exercises pre-approval authority under this Policy, he or she shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Registered Public Accounting Firm to management.

De Minimis Exception

The pre-approval requirements for the provision of services other than audit, review or attest services by the Independent Registered Public Accounting Firm are waived under this Policy if;

(1)         The aggregate amount of all such services provided constitutes no more than five percent of the total amount of fees paid by the Company to the Independent Registered Public Accounting Firm during the fiscal year in which the services are provided; provided however, that in no event shall such aggregate amount exceed more than $25,000;

(2)         Such services were not recognized by the Company at the time of engagement to be non-audit services.

(3)         Such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the service in accordance with this Policy; and

(4)         The services provided are contemplated in Appendix A-1.

A-2

Appendix A-1

Permitted Services by Independent Registered Public Accounting Firm

•       Financial statement audits of employee benefits plans.

•       Work associated with registration statements under the Securities Act of 1933 (i.e., post-report review procedures, comfort letters or consents).

•       Statutory or other financial audit work, or audit work with respect to compliance with requirements imposed by applicable regulatory agencies, required for non-U.S. subsidiaries or affiliates that is not required for audit under the Securities Exchange Act of 1934.

•       Attest services through which procedures are performed to verify compliance with contractual commitments and/or assertions made by suppliers and/or customers of the Company or Company personnel.

•       Advice, consultation and research tools as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC and other regulatory agencies and professional standard setters.

•       Technical training classes offered by the Independent Registered Public Accounting Firm to the general public or all audit clients of the Independent Registered Public Accounting Firm.

•       Assistance and consultation as to questions, comments or inquiries made by the SEC or other regulatory agencies.

•       Services associated with periodic reports and other documents filed with the SEC by the Company or a Company benefit plan or other documents issued in connection with securities offerings.

•       Due-diligence work for potential acquisitions or disposals, which will specifically entail financial, accounting, and tax procedures relating to the parties to the contemplated transaction and performance of audit and/or review procedures as of closing date of the transaction.  Such work will not include preparing valuation, financial models or “fairness opinions,” actuarial reports or any other services prohibited by applicable rules or regulations.

•       Assistance to the Company with understanding its internal control review and reporting obligations, not including the performance of any management review or the preparation of internal control documentation.

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Appendix B

REVOCABLE PROXY

Annual Meeting of Shareholders of Immucor, Inc. to be held November 15, 2006

The undersigned shareholder(s) of Immucor, Inc. (the “Company”) hereby appoints, constitutes and nominates Edward L. Gallup and Ralph A. Eatz, and each of them, the attorney, agent and proxy of the undersigned, with individual power of substitution, as proxies to appear and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, November 15, 2006, at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.  ELECTION OF DIRECTORS. To elect the following seven people as directors as follows: Roswell S. Bowers, Dr. Gioacchino De Chirico, Ralph A. Eatz, Michael S. Goldman, John A. Harris, Hiroshi Hoketsu and Joseph E. Rosen to serve until the next annual meeting and until their successors are duly elected and qualified.

☐ For All Nominees	☐ For All Except	☐ Against All Nominees

(Instructions:  To withhold authority to vote for any nominee, mark the “For All Except” box and strike a line through the nominee’s name in the list provided above.  Any proxy card executed in such a manner as to not withhold authority to vote for the election of any nominee shall be deemed to grant authority to vote “For” such nominee.)

2.  In their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

☐ For	☐ Against	☐ Abstain

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE DIRECTORS PRESENT AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.   Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual meeting of Shareholders, or by the filing of a properly completed proxy that is later dated, prior to a vote being taken on a particular proposal at the Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated September 18, 2006.

Dated:	, 2006	☐ Check Box if You Plan
to Attend Meeting

PRINT NAME OF SHAREHOLDER		PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER		SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When joint tenants hold shares, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

To vote in accordance with the Board of Director recommendations, just sign and date this proxy; no boxes need to be checked.

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.